NEWS RELEASE

EVEREST RE GROUP, LTD.
Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact:  Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169

For Immediate Release

Everest Re Group Reports First Quarter 2011 Earnings

HAMILTON, Bermuda – April 27, 2011 -- Everest Re Group, Ltd. (NYSE: RE) reported a net loss of $315.9 million, or $5.81 per common share, for the first quarter of 2011, compared to a net loss of $22.7 million, or $0.38 per common share, for the first quarter of 2010. The after-tax operating loss1, which excludes realized capital gains and losses, was $323.6 million, or $5.95 per common share, for the first quarter 2011, compared to an after-tax operating loss1 of $73.8 million, or $1.25 per common share, for the same period last year.

Catastrophe losses, net of reinstatement premiums and taxes, were $530.9 million, or $9.77 per common share, in the first quarter of 2011 compared with $275.6 million, or $4.66 per common share, in the first quarter of 2010.

Commenting on the Company’s results, Chairman and Chief Executive Officer, Joseph V. Taranto said, “The quarter was significantly impacted by the disasters in Japan, New Zealand, and Australia. Notwithstanding these events, we were pleased with the underlying performance of our business portfolio and investment results, which were strong for the quarter. Looking ahead, we expect the market for property catastrophe reinsurance to change in response to the unusual level of loss activity the industry experienced in the first quarter.”

Operating highlights for the first quarter of 2011 included the following:

•
Gross written premiums increased 4% to $1.1 billion, compared to the same period in 2010, with 1% of this increase attributable to the benefit of foreign currency movements. Worldwide, reinsurance premiums were up 2% to $810 million, but adjusting for the higher level of reinstatement premiums and the effects of foreign exchange rates in the quarter, these premiums were relatively flat. Insurance premiums increased 11.5%, quarter over quarter, primarily due to new business premium generated on the acquisition of Heartland.

•
The loss ratio was 123.6% for the quarter compared to 97.8% in the first quarter of 2010. The attritional loss ratio, excluding 65.8 points of catastrophe losses and modest favorable development, was 57.9% for the current year as compared to 59.5% for the same period last year. Reinstatement premiums related to the catastrophe losses in the quarter provided a benefit of 1.8 points to the current year attritional loss ratio.

•
Net investment income was $178.7 million, an increase of 11% when compared to the comparable period in 2010. Adjusting for income on limited partnership investments, underlying investment income was down 2%, quarter over quarter.

•	Net after-tax realized capital gains totaled $7.7 million for the quarter.
•	Net after-tax unrealized capital gains decreased $24.5 million during the quarter, driven by changes in interest rates.
•	Cash flow from operations was $188.1 million compared to cash flows of $271.3 million in the same quarter last year.
•
The Company repurchased 428,038 of its common shares during the quarter at an average price of $87.87 for a total cost of $37.6 million. The repurchases were made pursuant to a share repurchase authorization, provided by the Company’s Board of Directors, under which there remains 3.0 million shares available.

•
Shareholders’ equity at March 31, 2011, was $5.9 billion, down from the $6.3 billion at December 31, 2010. Book value per share was $109.07 as of March 31, 2011 compared to $115.45 at December 31, 2010.

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws.  We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company.  These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest Reinsurance Company (Ireland), Limited provides reinsurance to non-life insurers in Europe. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity

Insurance Company offers excess and surplus lines insurance in the U.S. Everest Insurance Company of Canada provides property and casualty insurance to policyholders in Canada. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.

A conference call discussing the first quarter results will be held at 10:30 a.m. Eastern Time on April 28, 2011. The call will be available on the Internet through the Company’s web site or at www.streetevents.com.

Recipients are encouraged to visit the Company’s web site to view supplemental financial information on the Company’s results. The supplemental information is located at www.everestre.com in the “Financial Reports” section of the “Investor Center”. The supplemental financial information may also be obtained by contacting the Company directly.

___________________________

1The Company generally uses after-tax operating income (loss), a non-GAAP financial measure, to evaluate its performance.  After-tax operating income (loss) consists of net income (loss) excluding after-tax net realized capital gains (losses) as the following reconciliation displays:

	Three Months Ended
	March 31,
(Dollars in thousands, except per share amounts)	2011		2010
		(unaudited)
		Per		Per
		Common		Common
	Amount	Share	Amount	Share

Net income (loss)	$(315,894)	$(5.81)	$(22,652)	$(0.38)
After-tax net realized capital gains (losses)	7,668	0.14	51,141	0.86

After-tax operating income (loss)	$(323,562)	$(5.95)	$(73,793)	$(1.25)

(Some amounts may not reconcile due to rounding.)

Although net realized capital gains (losses) are an integral part of the Company’s insurance operations, the determination of net realized capital gains (losses) is independent of the insurance underwriting process.  The Company believes that the level of net realized capital gains (losses) for any particular period is not indicative of the performance of the underlying business in that particular period.  Providing only a GAAP presentation of net income (loss) makes it more difficult for users of the financial information to evaluate the Company’s success or failure in its basic business, and may lead to incorrect or misleading assumptions and conclusions.  The Company understands that the equity analysts who follow the Company focus on after-tax operating income (loss) in their analyses for the reasons discussed above.  The Company provides after-tax operating income (loss) to investors so that they have what management believes to be a useful supplement to GAAP information concerning the Company’s performance.

--Financial Details Follow--

EVEREST RE GROUP, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)

	Three Months Ended
	March 31,
(Dollars in thousands, except per share amounts)	2011	2010
	(unaudited)
REVENUES:
Premiums earned	$1,011,446	$927,302
Net investment income	178,705	161,499
Net realized capital gains (losses):
Other-than-temporary impairments on fixed maturity securities	(14,767)	-
Other-than-temporary impairments on fixed maturity securities
transferred to other comprehensive income (loss)	-	-
Other net realized capital gains (losses)	26,923	72,718
Total net realized capital gains (losses)	12,156	72,718
Net derivative gain (loss)	7,525	3,054
Other income (expense)	(3,387)	5,339
Total revenues	1,206,445	1,169,912

CLAIMS AND EXPENSES:
Incurred losses and loss adjustment expenses	1,249,776	906,856
Commission, brokerage, taxes and fees	236,457	212,662
Other underwriting expenses	44,956	38,944
Corporate expenses	3,928	4,575
Interest, fees and bond issue cost amortization expense	12,998	16,642
Total claims and expenses	1,548,115	1,179,679

INCOME (LOSS) BEFORE TAXES	(341,670)	(9,767)
Income tax expense (benefit)	(25,776)	12,885

NET INCOME (LOSS)	$(315,894)	$(22,652)
Other comprehensive income (loss), net of tax	5,079	28,939

COMPREHENSIVE INCOME (LOSS)	$(310,815)	$6,287

EARNINGS PER COMMON SHARE:
Basic	$(5.81)	$(0.38)
Diluted	(5.81)	(0.38)
Dividends declared	0.48	0.48

EVEREST RE GROUP, LTD.
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(Dollars and share amounts in thousands, except par value per share)	2011	2010
	(unaudited)
ASSETS:
Fixed maturities - available for sale, at market value	$12,442,887	$12,450,469
(amortized cost: 2011, $12,039,137; 2010, $12,011,336)
Fixed maturities - available for sale, at fair value	143,708	180,482
Equity securities - available for sale, at market value (cost: 2011, $423,956; 2010, $363,283)	423,789	363,736
Equity securities - available for sale, at fair value	835,322	721,449
Short-term investments	653,605	785,279
Other invested assets (cost: 2011, $579,409; 2010, $603,681)	582,359	605,196
Cash	284,147	258,408
Total investments and cash	15,365,817	15,365,019
Accrued investment income	137,754	148,990
Premiums receivable	969,644	844,832
Reinsurance receivables	688,602	684,718
Funds held by reinsureds	371,497	379,616
Deferred acquisition costs	372,870	383,769
Prepaid reinsurance premiums	117,464	133,007
Deferred tax asset	134,572	149,101
Federal income taxes recoverable	207,082	147,988
Other assets	427,132	170,931
TOTAL ASSETS	$18,792,434	$18,407,971

LIABILITIES:
Reserve for losses and loss adjustment expenses	$9,969,189	$9,340,183
Future policy benefit reserve	62,785	63,002
Unearned premium reserve	1,453,362	1,455,219
Funds held under reinsurance treaties	101,245	99,213
Commission reserves	42,196	45,936
Other net payable to reinsurers	26,818	47,519
Revolving credit borrowings	40,000	50,000
5.4% Senior notes due 10/15/2014	249,824	249,812
6.6% Long term notes due 5/1/2067	238,352	238,351
Junior subordinated debt securities payable	329,897	329,897
Accrued interest on debt and borrowings	12,103	4,793
Equity index put option liability	50,943	58,467
Other liabilities	301,550	142,062
Total liabilities	12,878,264	12,124,454

SHAREHOLDERS' EQUITY:
Preferred shares, par value: $0.01; 50,000 shares authorized;
no shares issued and outstanding	-	-
Common shares, par value: $0.01; 200,000 shares authorized; (2011) 66,241
and (2010) 66,017 outstanding before treasury shares	662	660
Additional paid-in capital	1,868,153	1,863,031
Accumulated other comprehensive income (loss), net of deferred income tax expense
(benefit) of $98,757 at 2011 and $102,868 at 2010	337,337	332,258
Treasury shares, at cost; 12,017 shares (2011) and 11,589 shares (2010)	(1,019,091)	(981,480)
Retained earnings	4,727,109	5,069,048
Total shareholders' equity	5,914,170	6,283,517
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$18,792,434	$18,407,971

EVEREST RE GROUP, LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,
(Dollars in thousands)	2011	2010
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(315,894)	$(22,652)
Adjustments to reconcile net income to net cash provided by operating activities:
Decrease (increase) in premiums receivable	(118,423)	(7,759)
Decrease (increase) in funds held by reinsureds, net	16,843	(2,429)
Decrease (increase) in reinsurance receivables	17,218	(33,144)
Decrease (increase) in deferred tax asset	19,240	6,789
Decrease (increase) in prepaid reinsurance premiums	17,027	410
Increase (decrease) in reserve for losses and loss adjustment expenses	546,447	418,945
Increase (decrease) in future policy benefit reserve	(218)	(135)
Increase (decrease) in unearned premiums	(7,131)	41,598
Change in equity adjustments in limited partnerships	(36,305)	(16,164)
Change in other assets and liabilities, net	45,248	(55,877)
Non-cash compensation expense	3,446	3,541
Amortization of bond premium (accrual of bond discount)	12,752	10,885
Amortization of underwriting discount on senior notes	12	42
Net realized capital (gains) losses	(12,156)	(72,718)
Net cash provided by (used in) operating activities	188,106	271,332

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from fixed maturities matured/called - available for sale, at market value	438,264	413,390
Proceeds from fixed maturities matured/called - available for sale, at fair value	6,900	-
Proceeds from fixed maturities sold - available for sale, at market value	530,910	484,522
Proceeds from fixed maturities sold - available for sale, at fair value	32,952	2,497
Proceeds from equity securities sold - available for sale, at market value	27,096	-
Proceeds from equity securities sold - available for sale, at fair value	56,667	21,342
Distributions from other invested assets	86,559	10,730
Cost of fixed maturities acquired - available for sale, at market value	(954,632)	(1,023,499)
Cost of fixed maturities acquired - available for sale, at fair value	(8,076)	(14,194)
Cost of equity securities acquired - available for sale, at market value	(87,128)	-
Cost of equity securities acquired - available for sale, at fair value	(128,642)	(42,322)
Cost of other invested assets acquired	(24,558)	(27,044)
Cost of businesses acquired	(63,100)	-
Net change in short-term investments	132,939	82,019
Net change in unsettled securities transactions	(127,860)	47,298
Net cash provided by (used in) investing activities	(81,709)	(45,261)

CASH FLOWS FROM FINANCING ACTIVITIES:
Common shares issued during the period, net	1,678	721
Purchase of treasury shares	(37,611)	(47,032)
Revolving credit borrowings	(10,000)	-
Net cost of senior notes maturing	-	(200,000)
Dividends paid to shareholders	(26,045)	(28,284)
Net cash provided by (used in) financing activities	(71,978)	(274,595)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(8,680)	15,085

Net increase (decrease) in cash	25,739	(33,439)
Cash, beginning of period	258,408	247,598
Cash, end of period	$284,147	$214,159

SUPPLEMENTAL CASH FLOW INFORMATION
Income taxes paid (recovered)	$11,924	$12,759
Interest paid	5,519	14,201

Non-cash transaction:
Net assets acquired and liabilities assumed from business acquisitions	19,130	-